Exhibit 99.1

Mach Natural Resources LP Declares Fourth Quarter 2023 Cash Distribution and Provides 2024 Guidance

OKLAHOMA CITY, February 15, 2024 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) announced today that the board of directors of its general partner declared a quarterly cash distribution for the fourth quarter of 2023 of $0.95 per common unit.

The quarterly cash distribution is payable on March 14, 2024, to common unitholders of record as of the close of trading on February 29, 2024.

2024 Guidance

The tables below are the Company’s operational and capital expenditures guidance for 2024.

2024
	Q1	Q2	Q3	Q4	Full-Year
Net Production Guidance
Oil (MBbls/d)	20.4 – 21.7	20.0 – 21.3	20.1 – 21.4	20.1 – 21.4	20.2 – 21.5
NGLs (MBbls/d)	19.5 – 20.7	18.6 – 19.8	18.4 – 19.5	18.1 – 19.2	18.7 – 19.8
Natural Gas (MMcf/d)	271 – 287	257 – 273	249 – 265	243 – 258	255 – 271
Total (MBoe/d)	85.1 – 90.2	81.4 – 86.6	80.0 – 85.1	78.7 – 83.6	81.3 – 86.4

Full-Year 2024
Price Realizations Guidance (excluding hedges)
Oil (differential to NYMEX WTI) ($/Bbl)	$(1.50) – ($0.50)
NGLs (% of WTI)	31% - 35%
Natural Gas (differential to NYMEX Henry Hub) ($/Mcf)	$(0.36) – ($0.20)

Other Guidance Items
Lease Operating Expense ($/Boe)	$6.00 - $6.30
Gathering and Processing ($/Boe)	$3.20 - $3.40
Production Taxes (% of Oil, natural gas, and NGL sales)	5.0% - 6.0%
Midstream Operating Profit [1] ($MM)	$15 - $18
General and Administrative, excluding equity-based compensation ($MM)	$30 - $34
Interest Expense ($MM)	$88 - $92

[1]	Midstream Operating Profit represents Midstream Revenue plus Product Sales less Midstream Operating Expense less Cost of Product Sales.

Full-Year 2024
Capital Expenditure Guidance ($MM)
Upstream (D&C and Workovers)	$230 - $245
Other (Midstream and Land)	$20 - $30
Total	$250 - $275

2024 Derivative Contracts

The table below represents a summary of the Company’s 2024 derivative contracts.

	2024
	Q1	Q2	Q3	Q4
Oil Volumes (MBbl)	1,094	1,083	712	658
Weighted Average Fixed Price (per Bbl)	$78.92	$74.10	$72.64	$73.16

Natural Gas Volumes (Bbtu)	2,393	2,248	10,653	10,158
Weighted Average Fixed Price (per Mmbtu)	$3.10	$2.94	$2.96	$3.73

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas company focused on the acquisition, development and production of oil, natural gas and NGL reserves in the Anadarko Basin region of Western Oklahoma, Southern Kansas and the panhandle of Texas. For more information, please visit www.machnr.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth and anticipated financial and operational performance, including guidance regarding our strategy to develop reserves, drilling plans and programs, estimated reserves, projected production and sales volume, and expected benefits from acquisitions. These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risk and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; the impact of COVID-19 and governmental measures related thereto, on global demand for oil and natural gas and on the operations of our business; uncertainties about our estimated oil, natural gas and natural gas liquids reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; the concentration of our operations in the Anadarko Basin; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission, and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insider or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s registration statement on Form S-1, as amended, which was originally filed with the SEC on September 22, 2023, and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, which was filed with the SEC on December 12, 2023, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Mach Natural Resources LP
Investor Relations Contact: ir@machnr.com

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